Exhibit 10.1

FIRST AMENDMENT TO

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This First Amendment (this “Amendment”) to the Amended and Restated Employment Agreement dated as of June 25, 2021, and effective as of July 1, 2021, is entered into between by and between Hoth Therapeutics, a Nevada corporation (the “Corporation”), and Robb Knie (the “Executive”). All capitalized terms used herein but not otherwise defined shall have the meanings set forth in the Agreement (as defined herein).

WHEREAS, the Corporation and Executive entered into that certain Amended and Restated Employment Agreement dated as of February 20, 2019 (the “Agreement”); and

WHEREAS, the Company and Executive desire to make certain amendments to the Agreement as set forth herein.

NOW THEREFORE, in consideration of the above, and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.	Section 4(a) of the Agreement is hereby amended and restated in its entirety as follows:

(a) The Corporation shall pay the Executive as compensation for his services hereunder, in equal semi-monthly or bi-weekly installments during the Term, the sum of $450,000 per annum, less such deductions as shall be required to be withheld by applicable law and regulations. The Corporation shall review the Base Salary on an annual basis and has the right but not the obligation to increase it, but has no right to decrease the Base Salary. Executive’s annual rate of base salary, as in effect from time to time, is hereinafter referred to as the “Base Salary.”

2.	Section 4(b) of the Agreement is hereby amended and restated in its entirety as follows:

(b) In addition to the Base Salary set forth in Section 4(a) above, the Executive shall be entitled to receive an annual cash bonus (“Annual Bonus”) in an amount up to $350,000 if the Corporation meets or exceeds criteria adopted by the Compensation Committee of the Board (the “Compensation Committee”) for earning bonuses, which criteria shall be adopted by the Compensation Committee annually after consultation with the Executive and which criteria must be reasonably likely to be attainable. The Annual Bonus may be increased by the Compensation Committee, in its sole discretion, upon the achievement of additional criteria established by the Compensation Committee from time to time. Annual Bonuses shall be paid by the Corporation to the Executive promptly after the year end, it being understood that the Compensation Committee’s determinations concerning attainment of any financial targets associated with any bonus determination shall not be determined until following the completion of the Corporation’s annual audit, if any, but in no event later than April 15th of the year following the year for which it is being paid (and if the Executive was employed as of last day of the calendar year to which such Annual Bonus relates, then the Executive shall be entitled to the Annual Bonus for such year, even if he is not employed by the Corporation on the date the Annual Bonus is paid for such last year). For the avoidance of doubt, if Executive is employed upon expiration of the term of this Agreement, he shall be entitled to the Annual Bonus for such last year on a pro-rata basis through the last date of employment, even if he is not employed by the Corporation on the date the Annual Bonus is paid for such last year. In his sole discretion, the Executive may elect to receive all or a portion of the Annual Bonus in shares of the Corporation’s common stock at the basis determined by the Compensation Committee in good faith.

3.	Section 6(a) of the Agreement is hereby amended and restated in its entirety as follows:

(a) Upon termination of the Executive’s employment pursuant to Section 5(a)(i) (Death) or (ii) (Disability), in addition to the accrued but unpaid compensation and vacation pay through the date of death or Total Disability and any other benefits accrued to him under any Benefit Plans outstanding at such time and the reimbursement of documented, unreimbursed expenses incurred prior to such date, the Executive or his estate or beneficiaries, as applicable, shall be entitled to the following severance benefits: (i) twenty-four (24) months’ Base Salary at the then current rate, payable in a lump sum, less withholding of applicable taxes, within thirty (30) days of the date of termination; (ii) if the Executive elects continuation coverage for group health coverage pursuant to COBRA Rights, then for a period of twenty-four (24) months following the Executive’s termination he will be obligated to pay only the portion of the full COBRA Rights cost of the coverage equal to an active employee’s share of premiums (if any) for coverage for the respective plan year and, to the extent required by any applicable nondiscrimination rules, the Company’s share of such premiums (the “Employer-Provided COBRA Premium”) shall be treated as taxable income to the Executive; and (iii) payment on a pro-rated basis of any Annual Bonus or other payments earned in connection with any bonus plan to which the Executive was a participant as of the date of death or Total Disability. This Section 6(a) shall not terminate or otherwise interfere with any right to disability payments.

4.	Section 6(b) of the Agreement is hereby amended and restated in its entirety as follows:

(b) Upon termination of the Executive’s employment pursuant to Section 5(a)(iv) (Voluntary Termination by Executive), 5(a)(v) (Termination for Good Reason), 5(a)(vii) (Termination by the Company Without Cause) or 5(a)(viii) (Termination Within Forty Days of a Change in Control), in addition to the accrued but unpaid compensation and vacation through the date of termination and any other benefits accrued to him under any Benefit Plans outstanding at such time and the reimbursement of documented, unreimbursed expenses incurred prior to such date, the Executive shall be entitled to the following severance benefits: (i) twenty-four (24) months’ Base Salary at the then current rate, to be paid in a single lump sum payment not later than thirty (30) days following such termination, less withholding of all applicable taxes; (ii) if the Executive elects continuation coverage for group health coverage pursuant to COBRA Rights, then for a period of twenty-four (24) months following the Executive’s termination he will be obligated to pay only the portion of the full COBRA Rights cost of the coverage equal to an active employee’s share of premiums (if any) for coverage for the respective plan year and, to the extent required by any applicable nondiscrimination rules, the Employer-Provided COBRA Premium shall be treated as taxable income to the Executive; and (iii) payment on a pro-rated basis of any Annual Bonus or other payments earned in connection with any bonus plan to which the Executive was a participant as of the date of the Executive’s termination of employment; provided, however, that the pro-rated Annual Bonus payable pursuant to Section 6(b)(iii) shall be no less than $200,000. In addition, any equity grants issued to Executive shall immediately vest upon termination of Executive’s employment pursuant to Section 5(a)(v) or 5(a)(vii).

5.	This Amendment shall be for the benefit of and be binding upon, the parties hereto and their respective successors and assigns. Except as amended hereby, the terms and provisions of the Agreement shall remain in full force and effect, and the Agreement is in all respects ratified and confirmed. On and after the date of this Amendment, each reference in the Agreement to the “Agreement”, “hereinafter”, “herein”, “hereinafter”, “hereunder”, “hereof”, or words of like import shall mean and be a reference to the Agreement as amended by this Amendment. This Amendment shall be construed, enforced, and governed under the internal laws of the State of New York, without giving effect to any choice of law provision or rule of any other jurisdiction. This Amendment may be executed in counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument. Counterpart signature pages to this Amendment transmitted by facsimile transmission, by electronic mail in portable document format (.pdf), or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing an original signature.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first indicated above.

HOTH THERAPEUTICS, INC.

By:	/s/ Wayne Linsley
Name:	Wayne Linsley
Title:	Chairman of the Compensation Committee

EXECUTIVE

By:	/s/ Robb Knie
Robb Knie